CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form N-4 of Transamerica Variable Funds (the “Registration Statement”) of our report dated April 11, 2024 relating to the statutory basis financial statements of Transamerica Financial Life Insurance Company. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firms” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Chicago, Illinois April 29, 2024